EXHIBIT 95.1

MINE SAFETY DISCLOSURE

Pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), registrants that are operators, or that have a subsidiary that is an operator, of a coal or other mine in the United States are required to disclose in their periodic reports filed with the Securities and Exchange Commission information regarding specified health and safety violations, orders and citations, issued under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) by the Mine Safety and Health Administration (the “MSHA”), as well as related assessments and legal actions, and mining-related fatalities.

The table below provides information for Alcoa Corporation’s Liberty coal mine (“Liberty Mine”) in Warrick County, Indiana. The MSHA inspects this facility on a regular basis and issues citations and orders when it believes a violation has occurred under the Mine Act. The following data reflects citations and orders received from the MSHA during the quarter ended March 31, 2026, as reflected in the MSHA system on March 31, 2026, and the proposed penalties received from the MSHA during such period. All citations have been or are being addressed; none constituted an imminent danger.

Mine or Operating Name/MSHA Identification(1)	Section 104 S&S Citations(2) (#)	Section 104(b) Orders(3) (#)	Section 104(d) Citations and Orders(4) (#)	Section 110(b)(2) Violations(5) (#)	Section 107(a) Orders(6) (#)	Total Dollar Value of MSHA Assessments Proposed(7) ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Liberty Mine (Warrick, IN) ID# 1202428	2	-	-	-	-	$302	-	no	no	-	-	-

(1)

Under the Interagency Agreement dated March 29, 1979 between the MSHA, the U.S. Department of Labor, and The Occupational Safety and Health Administration, coal mines (such as Alcoa Corporation’s Liberty Mine) are subject to MSHA jurisdiction.

(2)

Section 104 Significant and Substantial (“S&S”) Citations: Represents the total number of citations issued under section 104 of the Mine Act, for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard. This includes the citations listed under the “Section 104(d) Citations and Orders” column.

(3)

Represents the total number of orders issued under section 104(b) of the Mine Act, which orders represent a failure to abate a citation under section 104(a) within the period prescribed by the MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until the MSHA determines that the violation has been abated.

(4)	Represents the total number of citations and orders issued under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

(5)	Represents the total number of flagrant violations identified under section 110(b)(2) of the Mine Act.

(6)	Represents the total number of imminent danger orders issued under section 107(a) of the Mine Act.

(7)	Amounts represent the total dollar value of proposed assessments received.